Exhibit 99.1

REPROS ANNOUNCES CLASS ACTION LAWSUIT FILED AGAINST IT AND CERTAIN OF
ITS OFFICERS AND DIRECTORS, AND ALSO ANNOUNCES RECEIPT OF NOTICE FROM
NASDAQ OF NON-COMPLIANCE WITH LISTING STANDARDS

THE WOODLANDS, Texas--(BUSINESS WIRE)--On August 7, 2009, Repros Therapeutics Inc. (NasdaqGM:RPRX) received notification of a class action complaint against it and certain of its officers and directors, on behalf of shareholders who purchased Repros common stock between July 1, 2009 and August 3, 2009. The complaint alleges that defendants violated certain provisions of the Securities Exchange Act of 1934 by issuing materially false and misleading press releases regarding the results of clinical trials for its drug Proellex. Repros is currently assessing all possible courses of action with respect to such complaint.

On August 7, 2009, Repros received notice from NASDAQ that its market value of listed securities has been below the minimum $50,000,000 requirement for continued inclusion by NASDAQ Listing Rule 5450(b)(2)(A). Repros has been provided until November 5, 2009 to regain compliance with such rule. If compliance is not demonstrated by such date, Repros’ securities will be delisted from The NASDAQ Global Market.

Repros was also notified by NASDAQ that it does not comply with NASDAQ Listing Rule 5450(b)(3)(A), which requires total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaint, maintain its listing on The NASDAQ Global Market and raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the release of data in Repros’ clinical trials and the results and success of such trials, the possibility that final data may not be consistent with interim data, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
CEO